Exhibit 99.9

News Release

Contacts:
At InSight:

Mitch C. Hill
Executive Vice President & CFO
949-282-6000

At Pairelations, LLC
Susan J. Lewis
303-804-0494
slewis@pairelations.com

INSIGHT HEALTH SERVICES HOLDINGS CORP.

NAMES NEW CHIEF EXECUTIVE OFFICER

LAKE FOREST, Calif., April 8, 2008 – InSight Health Services Holdings Corp. (“InSight”) (OTCBB:ISGT) today announced the appointment of Kip Hallman to the position of President and Chief Executive Officer, effective April 7, 2008.  Hallman was also elected to InSight’s Board of Directors.  Richard Nevins, who has been acting as Interim Chief Executive Officer since last October, will remain a member of the Board of Directors.

Hallman had been serving as both Chief Strategy Officer and Interim Chief Operating Officer since October 2007.  He joined InSight in August 2005, initially as Executive Vice President and Chief Strategy Officer.

The appointment of Hallman brings to conclusion a national search for a Chief Executive Officer to lead InSight’s management team.

Nevins stated: “After an extensive, national search, the Board concluded that Kip’s enthusiasm for our business, understanding of both the challenges and the opportunities we face and demonstrated leadership as both Chief Strategy Officer and Interim Operating Officer for the company made him an ideal candidate for the CEO position.”

Hallman, 49, resides in Solana Beach, Calif., with his wife and three children.  He serves on the Board of Directors of VeriCare Management, Inc., a provider of behavioral solutions to the long-term care industry.

About InSight

InSight, headquartered in Lake Forest, California, provides diagnostic imaging and information, treatment and related management services. It serves managed care entities, hospitals and other contractual customers in 30 states, including the following targeted regional markets: California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states.

For more information, please visit www.insighthealth.com.

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